Exhibit 10.6

MANAGEMENT FEE AGREEMENT

MANAGEMENT FEE AGREEMENT, dated as of February 15, 2012 (this “Agreement”), by and among TAMINCO GLOBAL CHEMICAL CORPORATION, a Delaware corporation (the “Company”), TAMINCO ACQUISITION CORPORATION, a Delaware corporation (“Holdings”) and APOLLO MANAGEMENT VII, L.P., a Delaware limited partnership (“Apollo”).

RECITALS

WHEREAS, Apollo has expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to Holdings, its direct and indirect divisions and subsidiaries, parent entities and controlled affiliates (collectively, the “Company Group”) and their businesses;

WHEREAS, each of Holdings and the Company desires to avail itself of Apollo’s expertise and consequently has requested that Apollo make such expertise available from time to time in rendering certain management consulting and advisory services related to the business and affairs of the Company Group and the review and analysis of certain financial and other transactions; and

WHEREAS, each of Apollo, Holdings and the Company agrees that it is in its best interest to enter into this Agreement whereby, for the consideration specified herein, Apollo has provided and shall provide the services identified herein as an independent consultant to the Company Group.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Retention of Apollo.

Holdings and the Company retain Apollo, and Apollo accepts such retention, upon the terms and conditions set forth in this Agreement.

Section 2. Term.

(a) This Agreement shall commence on, and shall be effective from, the date hereof and, subject to the terms of Section 2(b) below, unless otherwise extended pursuant to the following sentence, shall terminate on the twelve-year anniversary of the date hereof (the “Term”) or such earlier date as Apollo, Holdings and the Company may mutually agree in a written agreement signed by each of them. Upon the twelve-year anniversary of the date hereof, and at the end of each year thereafter (each of such twelve-year anniversary and the end of each year thereafter being a “Year End”), the Term shall be extended automatically for an additional year unless notice to the contrary is given by any party at least 30, but no more than 60, days prior to such Year End, as applicable. The date on which the Term expires (as extended pursuant to the proceeding sentence) or on which Apollo, Holdings and the Company mutually agree to terminate the Agreement shall be deemed the “Termination Date.” The obligations of the Company Group pursuant to Sections 3, 4 and 5 and the provisions of Section 7 through Section 15 shall survive any the termination of this Agreement.

(b) Apollo’s obligation to provide services hereunder shall continue through and until the earliest of (i) the Termination Date, (ii) a Change of Control and (iii) an IPO (each as defined below).

Section 3. Management Consulting Services.

(a) Apollo shall advise the Company Group concerning such management matters that relate to proposed financial transactions, acquisitions and other senior management matters related to the business, administration and policies of the members of the Company Group, in each case as Holdings or the Company shall reasonably and specifically request by way of written notice to Apollo, which notice shall specify the services required of Apollo and shall include all background materials and information necessary for Apollo to complete such services. If requested to provide such services, Apollo shall devote such time to any such written request as Apollo shall deem, in its sole discretion, necessary. Such consulting services, in Apollo’s sole discretion, shall be rendered in person or by telephone or other communication. Apollo shall have no obligation to any member of the Company Group as to the manner and time of rendering its services hereunder, and no member of the Company Group shall have any right to dictate or direct the details of the services rendered hereunder.

(b) Holdings and the Company shall promptly provide any materials or information that Apollo may reasonably request in connection with the provision of services by Apollo pursuant to the terms of this Agreement or to comply with Securities and Exchange Commission or other legal requirements (any such materials or information so furnished, the “Information”). Each of Holdings and the Company recognizes and confirms that Apollo (i) shall use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (ii) does not assume any responsibility or liability whatsoever for the accuracy or completeness of the Information and such other information and (iii) is entitled to rely upon the Information without independent verification.

(c) Apollo shall perform all services to be provided hereunder as an independent contractor to the Company Group and not as an employee, agent or representative of any member of the Company Group. Apollo shall have no authority to act for or to bind any member of the Company Group while acting in its capacity as an advisor to the Company Group under this Agreement without Holding’s or the Company’s prior written consent.

(d) This Agreement shall in no way prohibit Apollo, its Affiliates, or any of its or its Affiliates’ current or former limited partners, general partners, directors, members, officers, managers, employees, agents, advisors or representatives from engaging in other activities or performing services for its or their own account or for the account of others, including for any Person that may be in competition with any business of any member of the Company Group.

(e) Any advice or opinions provided by Apollo may not be disclosed or referred to publicly or to any third party (other than Holding’s, the Company’s or any of their affiliate’s legal, tax, financial or other advisors), except in accordance with Apollo’s prior written consent.

Section 4. Compensation.

(a) As consideration for Apollo’s agreement to render the services set forth in Section 3(a) of this Agreement and as compensation for any such services rendered by Apollo, the Company agrees to pay to Apollo a nonrefundable annual fee of $3,900,000 (the “Annual Fee”), payable in full and in advance for the applicable fiscal year on January 1st of each fiscal year; provided that the Annual Fee for the 2012 fiscal year shall be prorated to cover only the time period commencing on the Completion Date and ending on December 31, 2012 and shall be payable in full and in advance on the Completion Date. The Annual Fee will be payable to Apollo by wire transfer in same-day funds to the bank account designated by Apollo.

(b) The parties acknowledge and agree that an objective of the Company Group is to maximize value for its stockholders which may include consummating (or participating in the consummation of) (i) a transaction (including any merger, consolidation, recapitalization or sale of assets or equity interests) the result of which is that any Person other than Apollo or an Affiliate of Apollo becomes the beneficial owner, directly or indirectly, of more than 50% of the equity and voting securities, or all or substantially all of the assets, of the Company Group (each such event, a “Change of Control”), or (ii) one or more public offerings of any class of equity securities of Holdings, the Company or any other member of the Company Group (each such event, an “IPO”). The services provided to the Company Group by Apollo pursuant to this Agreement will help to facilitate the consummation of a Change of Control or IPO, should any member of the Company Group decide to pursue such a transaction.

(c) In the event that a member of the Company Group decides, as applicable, to pursue an event that would lead to a Change of Control or an IPO, Holdings or the Company shall promptly deliver a notice to Apollo informing Apollo of such decision and setting forth in reasonable detail information regarding the proposed event. Following the provision of such notice, and in consideration of the services provided by Apollo pursuant to this Agreement, Apollo may elect at any time in connection with or in anticipation of such Change of Control or IPO or at any time thereafter (which election shall be made by the delivery of written notice to the Company (such notice, the “Notice” and the date on which such Notice is delivered to the Company, the “Notice Date”)) to receive the Lump Sum Payment (as defined below) in lieu of annual payments of the Annual Fee described in Section 3(a) above, such amount to be paid, on the date on which such Change of Control or IPO is consummated, or, if the Notice is delivered subsequent to such date, as soon as practicable following the Notice Date, but in no event, later than 30 days subsequent to the Notice Date. The “Lump Sum Payment” shall be a single lump sum cash payment equal to the then present value of all then current and future fees payable pursuant to Section 3(a) above, assuming the Term ends on the date that is the twelve-year anniversary hereof and using a discount rate equal to the yield to maturity on the Notice Date of the class of outstanding U.S. government bonds having a final maturity closest to the twelve-year anniversary of the date hereof (the “Discount Rate”). Notwithstanding the foregoing, no portion of the Lump Sum Payment shall be payable to Apollo if, on the Notice Date, Apollo and its Affiliates (taken as a whole) do not own any beneficial economic interest in the Company Group. The Lump Sum Payment will be payable to Apollo by wire transfer in same-day funds to the bank account designated by Apollo.

(d) Upon presentation by Apollo to the Company of such documentation as may be reasonably requested by the Company, the Company shall reimburse Apollo for all out-of-pocket expenses, including legal fees and expenses, and other disbursements incurred by Apollo, its Affiliates, or any of its or its Affiliates’ limited partners, general partners, directors, members, officers, managers, employees, agents, advisors or representatives in the performance of Apollo’s obligations hereunder, whether incurred on or prior to the date hereof, including out-of-pocket expenses incurred in connection with the Agreement for the Sale of the Share Capital of Taminco Group Holdings S.á r.l, dated as of December 15, 2011, by and between Holdings and Taminco International S.á r.l (the “Purchase Agreement”) and the financing in connection with the transactions contemplated by the Purchase Agreement, including the bank financing and a high yield debt offering, and each of the documents referred to therein, contemplated thereby or executed in connection therewith.

(e) Nothing in this Agreement shall have the effect of prohibiting Apollo, its Affiliates or any of its or its Affiliates’ limited partners, general partners, directors, members, officers, managers, employees, agents, advisors or representatives from receiving from Holdings, the Company or any other member of the Company Group, any other fees, including any fee payable pursuant to Section 6.

(f) Reference is made to (i) the Credit Agreement, to be entered into simultaneously with the consummation of the transactions contemplated by the Purchase Agreement (as amended, restated, modified or supplemented and in effect from time to time, the “Credit Agreement”), dated as of February 15, 2012 and entered into by and among the Company and the lenders party thereto, (ii) the second priority senior secured notes due 2020 purchased by Credit Suisse, UBS Investment Bank, Citigroup, Nomura Securities International, Inc., Deutsche Bank and Goldman, Sachs & Co. on January 20, 2012 (the “Second Lien Notes”) and (iii) the Indenture dated as of February 3, 2012 (the “Indenture”), between the Company, the guarantors named therein and Wilmington Trust, National Association, as trustee and collateral agent, and the other documents related thereto (the Second Lien Notes, the Indenture and such related documents collectively being the “Debt Instruments”). Any portion of the fees payable to Apollo under this Agreement (including the Annual Fee and the Lump Sum Payment) which the Company is prohibited from paying to Apollo under the Credit Agreement or the Debt Instruments shall be deferred, shall accrue and bear interest and shall be payable at the earliest time permitted under the Credit Agreement and the Debt Instruments or upon the payment in full of all obligations under the Credit Agreement and the Debt Instruments. The Company shall notify Apollo if the Company shall be unable to pay any fees pursuant to the Credit Agreement or the Debt Instruments on each date on which the Company would otherwise make a payment of fees under this Agreement to Apollo. Any portion of any fees not paid on the scheduled due date shall bear interest at an annual rate equal to the Discount Rate, compounded quarterly, from the date due until paid.

(g) All amounts payable to Apollo hereunder shall be paid in cash and in U.S. dollars by wire transfer in same-day funds to the bank account designated by Apollo.

Section 5. Indemnification; Limitation on Damages

(a) The Company shall indemnify and hold harmless Apollo, its Affiliates, or any of its or its Affiliates’ limited partners, general partners, directors, members, officers, managers, employees, agents, advisors (each such Person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, including in connection with seeking indemnification and, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the services contemplated by this Agreement or the engagement of Apollo pursuant to, and the performance by Apollo of the services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by any member of the Company Group. The Company shall reimburse any Indemnified Party for all costs, fees and expenses (including attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company shall not be liable under the foregoing indemnification provisions with respect to any Liability of an Indemnified Party to the extent that such is determined by a court of competent jurisdiction, in a final judgment from which no further appeal may be taken, to have resulted primarily from the willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct of such Indemnified Party.

(b) The Company Group’s sole remedy against Apollo for breach of this Agreement shall be to offset any fees otherwise payable to Apollo by the amount of any Liabilities arising out of or relating to this Agreement or the services to be rendered hereunder, it being understood that any recovery shall be limited to actual damages, and no special, consequential, indirect, or punitive damages shall be allowed. No Indemnified Person shall be liable to the Company Group (i) for any breach hereunder by another Indemnified Person or (ii) for any breach by it, unless such breach constitutes fraud or willful misconduct as determined in a final judgment of a court of competent jurisdiction from which no appeal can be made.

Section 6. Other Services.

If Holdings, the Company or any other member of the Company Group shall determine that it is advisable for any such entity to hire a financial advisor, consultant, investment banker or any similar agent in connection with any merger, acquisition, disposition, recapitalization, divestiture, sale of assets, joint venture, issuance of securities (whether equity, equity-linked, debt or otherwise), financing or any similar transaction (any of the foregoing, an “Additional Transaction”), Holdings or the Company shall notify Apollo of such determination in writing. Promptly thereafter, upon the request of Apollo, the parties shall negotiate in good faith to agree upon appropriate additional services, compensation and indemnification for the relevant member of the Company Group to hire Apollo or its Affiliates for such services. No member of the Company Group may hire any Person, other than Apollo or its Affiliates, for any such services, unless all of the following conditions have been satisfied: (a) the parties are unable to agree after 30 days following receipt by Apollo of such written notice, (b) such other Person has a reputation that is at least equal to the reputation of Apollo in respect of such services, (c) 10 business days shall have elapsed after Holdings or the Company provides a written notice to Apollo of its intention to hire such other Person, which notice shall identify such other Person and shall describe in reasonable detail the nature of the services to be provided, the compensation to be paid and the indemnification to be provided, (d) the compensation to be paid is not more than Apollo was willing to accept in the negotiations described above, and (e) the indemnification to be provided is not more favorable to such other Person than the indemnification that Apollo was willing to accept in the negotiations described above. In the absence of an express agreement to the contrary, at the closing of Additional Transaction, the Company shall pay to Apollo a fee equal to 1.0% of the aggregate enterprise value paid or provided by the Company Group (including the aggregate value of (i) equity securities, warrants, rights and options acquired or retained, (ii) indebtedness acquired, assumed or refinanced and (iii) any other consideration or compensation paid in connection with such Additional Transaction).

Section 7. Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Apollo, to:

Apollo Management VII, L.P.

9 West 57th Street

New York, New York 10019

Attention: Scott M. Kleinman

Telecopier: (212) 515-3288

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue

New York, N.Y. 10022-4802

Attention: Taurie M. Zeitzer, Esq.

Telecopier: (212) 751-4864

if to the Company or Holdings, to it at:

c/o Apollo Management VII, L.P.

9 West 57th Street

New York, New York 10019

Attention: Scott M. Kleinman

Telecopier: (212) 515-3288

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue

New York, N.Y. 10022-4802

Attention: Taurie M. Zeitzer, Esq.

Telecopier: (212) 751-4864

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 8. Benefits of Agreement.

This Agreement shall bind and inure to the benefit of Apollo, Holdings, the Company, the Indemnified Parties and any successors to or assigns of Apollo, Holdings, the Company and the Indemnified Parties; provided, this Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld in the case of any assignment by Apollo and; provided, further, that no consent of any party shall be required for any assignment by Apollo to an Affiliate of Apollo. Upon Apollo’s request, the Company shall cause the other members of the Company Group to become parties hereto directly in order to avail themselves of the services hereunder.

Section 9. Governing Law.

This Agreement shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of New York, without giving effect to any law that would cause the laws of any jurisdiction other than the State of New York to be applied. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any state court sitting in New York City or any federal court sitting in the Southern District of New York for the purpose of any action arising out of or relating to this letter agreement brought by any party hereto, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this letter agreement or any of the transactions contemplated by this letter agreement in any other court and (e) irrevocably waives, in any such action, any claim of improper venue or any claim that such courts are an inconvenient forum.

Section 10. Headings.

Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 11. Entire Agreement; Amendments.

This Agreement contains the entire understanding of the parties hereto with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

Section 12. Counterparts.

This Agreement may be executed in counterparts, including via facsimile transmission or PDF copies sent by e-mail, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but and the same document.

Section 13. Waivers.

Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 14. Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

Section 15. Definitions.

For purposes of this Agreement, the term “Affiliate,” with respect to Apollo, shall include, without limitation, Apollo Investment Fund VII, L.P., Apollo Investment Fund (PB) VII, L.P., Apollo Overseas Partners VII, L.P., Apollo Overseas Partners (Delaware) VII, L.P., Apollo Overseas Partners (Delaware 892) VII, L.P., Apollo Advisors VII, L.P. and each of their respective affiliates (collectively, the “Funds”), the general partner of each of the Funds and each person controlling, controlled by or under common control with any of the foregoing persons. Furthermore, for purposes of this Agreement, the term “Person” shall mean an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization or governmental authority (or any department, agency or political subdivision thereof). The words “include”, “includes” and “including” mean include, includes and including “without limitation”.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

TAMINCO GLOBAL CHEMICAL CORPORATION

By:	/s/ Samuel Feinstein
Name: Samuel Feinstein
Title: Vice President

TAMINCO ACQUISITION CORPORATION

By:	/s/ Samuel Feinstein
Name: Samuel Feinstein
Title: Vice President

APOLLO MANAGEMENT VII, L.P.
By:	AIF VII Management, LLC its General Partner

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President